Codexis, Inc.
200 Penobscot Drive
Redwood City, CA 94063
Tel: +1 (650) 421-8100
Fax: +1 (650) 421-8102
www.codexis.com

Exhibit 10.3

August 4, 2019

Ross Taylor
Via email: ############@###.##

Dear Ross:

On behalf of Codexis, I am pleased to extend to you this offer of employment as Senior Vice President, Chief Financial Officer reporting to John Nicols, President & CEO. Your position is a full-time position.

Your employment is subject to proof of your legal right to work in the United States, and to your completing the United States Citizenship and Immigration Service Employment Eligibility Verification Form I-9. Your employment is also subject to successful completion of your professional references, background and drug screening, as well as the execution of your Employee Confidential Information and Inventions Assignment Agreement (Attachment A).

Compensation

If you accept this offer and you begin employment with Codexis, you will receive an initial salary of $400,000 per year, payable semi-monthly, which will be subject to all applicable withholdings.

You will also be eligible to participate in the Codexis Executive Incentive Compensation Plan (the "Incentive Plan"). Your Incentive Plan target will be 50% of your Codexis base salary earnings.  If Codexis meets all of its corporate goals for 2019, and you also perform well against your individual and group goals, to be established with your supervisor, you can expect to receive an Incentive Plan payout at or near this target after our Board of Directors’ (the “Board”) approval of our 2019 year-end financial statements.  Based on the Company’s performance and your individual and group’s goal performance, your actual bonus may be more or less than this target, and under certain circumstances there may be no payout. Any Incentive Plan payout you receive will be based on your service during 2019 as a percentage of the full year, and you must be an employee of the Company on the date the bonus is paid in order to be eligible for payment. Any payout will be subject to all applicable withholdings.  Please also note that the Incentive Plan does not constitute a contract of employment or alter the “at will” status of your employment. In addition, Codexis reserves the right to modify or terminate the Incentive Plan at any time and for any reason without your consent.

Stock Options

Subject to approval by the Board, you will be granted an option to purchase 42,285 shares of common stock (the “Option”) at an exercise price equal to the fair market value of the shares on the date the option is granted. The Option will be presented to the Board for approval on or as close to your employment start date as possible. The shares subject to the Option will vest one fourth or 25% on the first anniversary of your employment start date and thereafter will vest 1/48th of the shares subject to the Option per month for the following 36 months until the option is 100% vested on the four-year anniversary of your employment start date. Vesting is contingent upon your continued employment through the applicable vesting date. Your Option will be subject to the terms of the Codexis, Inc. 2019 Equity Incentive Award Plan, and will be conditioned on your acceptance of an appropriate stock option agreement.

Change of Control Severance Agreement

In connection with the commencement of your employment with Codexis, you will have the opportunity to enter into a Change of Control Severance Agreement. A copy of the Change of Control Severance Agreement is included with the offer letter for your review and signature.

Employee Benefits

As a full-time employee, you will be eligible for the Codexis employee benefit plans, which currently include medical, dental, vision, long-term disability and life insurance, as well as a 401(k) plan and flexible time off that allows full-time employees to accrue 20 days of flexible time off each year of employment. For employees working greater than or equal to 20 hours and less than 40 hours per week flexible time off is prorated. Codexis reserves the right to modify or terminate any of these plans at any time and for any reason.

Other Terms and Conditions of Employment

Your employment with Codexis is at will. “Employment at will” means that you are free to resign from your employment at any time, for any reason or no reason at all, with or without cause and with or without notice. Similarly, Codexis may terminate your employment at any time for any legal reason, with or without cause and with or without notice. By accepting this offer of employment, you agree that your employment is at will, and acknowledge that no one, other than the President and CEO of Codexis, has the authority to promise you, either orally or in writing, anything to the contrary. Any such agreement must be in writing and signed by both you and the President to be effective.

Employment with any other entity or for yourself in competition with Codexis, or any direct or indirect subsidiary of Codexis, is not permitted, while an employee of Codexis. If you want to take an outside job, please discuss the opportunity with your manager and the Human Resources Department in advance so that a determination can be made if any actual or potential conflict of interest exists.

During the course of your employment you may create, develop or have access to confidential information belonging to Codexis, including technical, research, financial, business, commercial, personnel or operational information, and/or ideas, trade secrets, know-how, procedures, strategies or plans. You agree that as a condition of your employment with Codexis, you will sign and comply with the Codexis Employee Confidential Information and Inventions Assignment Agreement, a copy of which is attached to this letter as Attachment A.

Arbitration of Disputes

You agree that, except as described below, any dispute relating to your employment or the termination of your employment with Codexis, including any claims related to any bonus, relocation payments or other compensation, will be finally settled by binding arbitration before a single arbitrator in San Mateo County, California in accordance with the Employment Arbitration Rules and Procedures of the Judicial Arbitration and Mediation Service (“JAMS”). Claims subject to arbitration will include, but will not be limited to, claims under Title VII of the Civil Rights Act of 1964 (as amended) and other civil rights statutes of the United States, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the California Fair Employment and Housing Act, the California Labor Code, and any other federal, state or local statute or regulation, and the common law of contract and tort. However, this agreement to arbitrate will not apply to claims (a) for workers’ compensation, (b) for unemployment compensation or (c) injunctive relief, pending arbitration, arising out of or related to misappropriation of trade secrets or misuse or improper disclosure of confidential information, unfair competition or breach of any non-competition or non-solicitation agreement between you and Codexis.
You understand that by this agreement, you and Codexis are waiving your respective rights to trial by jury, and that judgment upon any arbitration award may be entered in any court having jurisdiction of the matter. Any controversy or claim subject to arbitration will be waived and forever barred if arbitration is not initiated within one year following the date the controversy or claim first arose, or if statutory rights are involved, within the time limit established by the applicable statute of limitations.

With regard to statutory claims, you and Codexis will have the same remedies available in arbitration as those available had the claim been filed in a court of law, including, where authorized by statute, compensatory and punitive damages, injunctive relief and attorneys’ fees. Although Codexis will pay all costs of the JAMS arbitration and the arbitrator, you agree to pay all costs you would otherwise be required to pay were your claims litigated in a court of law, such as costs of your attorney, deposition transcripts and expert witness fees and expenses.

The terms described in this letter supersede and replace all prior agreements, understandings, and promises between Codexis and you concerning the terms and conditions of your employment with Codexis.

We hope that your association with Codexis will be mutually successful and rewarding, and we look forward to welcoming you aboard. Please indicate your acceptance of this offer by initialing each page and signing this letter below and returning the letter to me by Monday, August 5, 2019.

Sincerely,

Codexis, Inc.

By: /s/ John Nicols
John Nicols
President & Chief Executive Officer

I understand and agree to the foregoing terms and conditions of employment with Codexis.

/s/ Ross Taylor

August 4, 2019        August 19, 2019
Date          / Start Date

ATTACHMENT A

CODEXIS 2010 EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT